Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 18, 2009

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 18, 2009

EQUITY LINKED INVESTMENT SOLUTIONS

BARCLAYS CAPITAL

EARN SUCCESS EVERY DAY

THE HIGHLY DYNAMIC ENVIRONMENT of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return on their portfolios. A growing number of investors are seeking unique, sophisticated strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and achieve access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Due to this growing need, Structured Investments have become a key driver in today’s global markets.

STRUCTURED INVESTMENTS can help investors meet their specific financial goals and provide greater diversification to their investment portfolios. Structured Investments encompass a variety of structures and terms. The most typical are Structured Notes which consist of a debt security linked to the performance of a reference asset (equity, basket of equities, equity index, commodity, commodity index or foreign currency). Among the variety of structures available, most aim to help investors achieve the following primary objectives: generate higher yields, participate in potential for enhanced returns or, in the case of principal protected notes, minimize the loss of principal.

EQUITY LINKED INVESTMENT SOLUTIONS

What is an Equity Linked Note or a Barclays Capital Equity Index Linked Note and how do they work?

AN EQUITY INDEX LINKED NOTE is a structured investment that provides exposure to a specific underlying share or basket of shares. An equity linked note may provide for some degree of principal protection of the invested principal, regardless of performance of the underlying share. The return at maturity may vary depending on the underlying share’s performance. The investor might participate as little as partially or as much as a multiple of the performance of the underlying share. Some or the entire return of the Note could be at risk to the performance of the underlying share or basket.

AN EQUITY INDEX LINKED NOTE is a structured investment that provides exposure to a specific underlying equity index or basket of indices. This type of investment follows the same rationale as an equity linked note.

A BARCLAYS CAPITAL EQUITY INDEX LINKED NOTE is a structured investment that provides exposure to one or more of Barclays Capital Equity Indices. These indices have been developed to capture any potential benefits of various strategies in the equity markets. A Barclays Capital Equity Index Linked Note may potentially provide for full protection of invested principal, regardless of the performance of the reference index, and may have a variable or conditional return that would depend on the performance of the reference index. As with Equity Linked Notes, participation in the Barclays Capital Equity Index Linked Notes could be unlevered or levered. Some or all of the return of the Note could be at risk to the performance of the underlying index or indices.

Equity or Barclays Capital Equity Index Linked Notes may provide for enhanced yield. Such Notes may enable an investor to improve his/her portfolio diversification and therefore may enable participation in markets that are not otherwise easily available. Additionally, Equity or a Barclays Capital Equity Index Linked Notes may provide for principal protection, which can enable the investor to participate in the potential upside, with a known limited downside.

What is an Equity Basket?

AN EQUITY BASKET is a portfolio of two or more equities that are measured based on their collective performance rather than their individual performance. Typically, an investor who is long a basket would participate in the upside of the average of that basket. For the purpose of determining the weighted average performance of the basket, the equities comprising the basket might be weighted equally or not.

EQUITY LINKED INVESTMENT SOLUTIONS

What is an example of a Barclays Capital Equity Index?

BARCLAYS CAPITAL has developed a variety of equity indices, each of which is designed to capture the potential benefits of different equity trading strategies. One such index is the Barclays Capital Q-BES IndexTM (the “Q-BES Index”). The strategy underlying the Q-BES Index is known as the “Barclays Earnings Surprise Long / Short Strategy” which is an innovative approach to long / short investing, designed to take advantage of the market’s reaction to positive earnings surprises versus consensus estimates for US companies. The Q-BES Index exists in total return and excess return formats. Other Barclays Capital Equity indices exist or are being developed that employ other equity trading strategies.

How do Barclays Capital Equity Index Linked Notes perform at maturity?

ASSUMING THE EQUITY OR BARCLAYS CAPITAL EQUITY LINKED INDEX NOTE IS HELD TO MATURITY*, depending on the performance of the underlying reference asset, there are three possible scenarios that could occur at maturity: the reference asset could go up, the reference asset could stay the same or the reference asset could go down. The following provides a hypothetical example of each scenario for a principal protected note. Not all Equity or Barclays Capital Equity Index Linked Notes provide for principal protection, and investors in non-principal protected notes could lose some or all of their principal.

Hypothetical Example

An investor buys a five year Barclays Capital Q-BES Large Cap US IndexTM (Equity Index) Linked Principal Protected Note. The Note pays an additional amount at maturity calculated as 150% times the percentage change in the Equity Index from the initial valuation date of the Note until the final valuation date of the note. The initial Equity Index value, or “strike”, equals 100, and the principal amount invested equals $1,000.

Scenario 1*

The Equity Index closed at 140, being above its initial value of 100 on the final valuation date.

60%80%100%120%140%160 012345 Q-BES Initial Level

Hypothetical Payoff at Maturity

The payment at maturity would be the full principal amount, plus an additional amount based on the Equity Index Performance. In this case, a return of 60% is paid at maturity. This return is 150% of the positive Equity Index Performance of 40%.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the notes prior to maturity. The investor should be willing to hold the notes until maturity.

EQUITY LINKED INVESTMENT SOLUTIONS

Step 1: Calculate the Equity Index performance.

Index Component	Index Component Initial Level	Index Component Final Level	Index Performance
Barclays Q-BES Large Cap US Index™	100	140	40.00%

Step 2: Calculate the payment at maturity.

Because the Equity Index Performance of 40.00% is greater than 0.00% as of the final valuation date, the payment at maturity is equal to (a) the principal amount of the Notes *plus* (b) the principal amount *multiplied* by the product of (i) participation rate and (ii) the Equity Index Performance, calculated as follows:

$1,000 + [$1,000 x (participation rate x Equity Index Performance)] =
$1,000 + [$1,000 x (150% x 40.00%)] = $1,600.00

Therefore, the payment at maturity is $1,600.00 per $1,000 principal amount Note, representing a 60.00% return on investment over the term of the Notes.

Scenario 2*

The Equity Index moved sideways and closed **at the initial level** of 100 on the final valuation date.

Hypothetical Payoff At Maturity

The payment at maturity would be the full principal amount.



130%
120%
110%
100%
90%
80%
70%
60%
0
1
2
3
4
5
Q-BES
Initial Level

Step 1: Calculate the Equity Index performance.

Index Component	Index Component Initial Level	Index Component Final Level	Index Performance
Barclays Q-BES Large Cap US Index™	100	100	0.00%

Step 2: Calculate the payment at maturity.

Because the Equity Index Performance is equal to 0.00%, the investor would receive a payment at maturity of $1,000. The return on your investment is 0.00%.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

4

EQUITY LINKED INVESTMENT SOLUTIONS

Scenario 3*

The Equity Index closed *below* the initial Equity Index value of 100 on the final valuation date.


120%
110%
100%
90%
80%
70%
60%
0
1
2
3
4
5
Q-BES
Initial Level

Hypothetical Payoff At Maturity

The payment at maturity would be the full principal amount.

Step 1: Calculate the Equity Index performance.

Index Component	Index Component Initial Level	Index Component Final Level	Index Performance
Barclays Q-BES Large Cap US Index™	100	90	-10.00%

Step 2: Calculate the payment at maturity.

Because the Equity Index Performance of -10.00% is less than to 0%, the investor would receive a payment at maturity of $1,000. The return on your investment is 0.00%.

Not all Equity or Barclays Capital Equity Index Linked Notes provide for principal protection, and investors in non-principal protected notes could lose some or all of their principal.

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

How do Equity Index Basket Linked Notes perform at maturity?

ASSUMING THE EQUITY INDEX BASKET LINKED NOTE IS HELD TO MATURITY*, depending on the performance of the underlying basket components, there are three possible scenarios that could occur at maturity: the basket could go up, the basket could stay the same or the basket could go down. The following provides a hypothetical example of each scenario for a principal protected note. Not all Equity Index Basket Linked Notes provide for principal protection, and investors in non-principal protected notes could lose some or all of their principal.

Hypothetical Example

An investor buys a three year Equity Index Basket Linked Principal Protected Note. The Note pays an additional amount at maturity calculated as 150% times the percentage change in the basket from the initial valuation date of the Note until the final valuation date of the note. The initial basket value, or "strike", equals 100, and the principal amount invested equals $1,000. In the example below, the underlying basket is comprised of the Dow Jones EURO STOXX 50® Index ("DJ Euro STOXX 50"), the S&P 500® Index (the "S&P 500"), the Nikkei® 225 Index (the "Nikkei 225") and the FTSE® 100 Index (the "FTSE 100").

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

5

EQUITY LINKED INVESTMENT SOLUTIONS

Scenario 1*

The basket of indices closed *above* the initial basket value of 100 on the final valuation date.



130%
120%
110%
100%
90%
80%
70%
60%
0
1
2
3
4
5
Basket of Indices
Initial Level

Hypothetical Payoff At Maturity

The payment at maturity would be the full principal amount, plus an additional amount based on the Basket Performance. In this case, a return of 30% is paid at maturity. This return is 150% of the Basket Performance of 20%.

Step 1: Calculate the Basket performance.

Basket Component	Initial Equity Index Level	Final Equity Index Level	Performance of Basket Component	Weight	Basket Performance
DJ Euro STOXX 50	2456.48	3187.77	29.77%	0.25	7.44%
S&P 500	950.30	1113.37	17.16%	0.25	4.29%
Nikkei 225	8726.34	9556.21	9.51%	0.25	2.38%
FTSE 100	4322.96	5341.02	23.55%	0.25	5.89%
Basket					20.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 20.00% is greater than 0.00% as of the final valuation date, the payment at maturity is equal to (a) the principal amount of the Notes *plus* (b) the principal amount *multiplied* by the product of (i) participation rate and (ii) the Basket Performance, calculated as follows:

$1,000 + [$1,000 x (participation rate x Basket Performance)] =
$1,000 + [$1,000 x (150% x 20.00%)] = $1,300.00

Therefore, the payment at maturity is $1,300.00 per $1,000 principal amount Note, representing a 30.00% return on investment over the term of the Notes.

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

6

EQUITY LINKED INVESTMENT SOLUTIONS

Scenario 2*

The basket of indices closed at the same level as the initial basket value of 100 on the final valuation date.


120%
110%
100%
90%
80%
70%
60%
0
1
2
3
4
5
Basket of Indices
Initial Level

Hypothetical Payoff At Maturity

The payment at maturity would be the full principal amount.

Step 1: Calculate the Basket performance.

Basket Component	Initial Equity Index Level	Final Equity Index Level	Performance of Basket Component	Weight	Basket Performance
DJ Euro STOXX 50	2456.48	2355.76	-4.10%	0.25	-1.03%
S&P 500	950.30	1012.54	6.55%	0.25	1.64%
Nikkei 225	8726.34	7677.43	-12.02%	0.25	-3.01%
FTSE 100	4322.96	4736.67	9.57%	0.25	2.39%
Basket					**0.00%**

Step 2: Calculate the payment at maturity.

Because the basket performance is equal to 0.00%, the investor would receive a payment at maturity of $1,000. The return on the investment is 0.00%.

This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Notes prior to maturity. The investor should be willing to hold the Notes until maturity.

7

EQUITY LINKED INVESTMENT SOLUTIONS

Scenario 3*The basket of indices closed below the initial basket value of 100 on the final valuation date. Hypothetical Payoff At MaturityThe payment at maturity would be the full principal amount. 110% 100% 90% 80% 70% 60% Step 1: Calculate the Basket performance. 0 1 2 3 4 5 Basket of Indices Initial Level Basket ComponentInitial Equity Index LevelFinal Equity Index LevelPerformance of Basket ComponentWeightBasket Performanced DJ Euro STOXX 502456.482146.95-12.60%0.25-3.15%S&P 500950.30879.98-7.40%0.25-1.85%Nikkei 2258726.348182.69-6.23%0.25-1.55%FTSE 1004322.963726.82-13.79%0.25-3.45%Basket-10.00%

Step 2: Calculate the payment at maturity.Because the Basket Performance of -10.00% is less than 0%, the investor would receive a payment at maturity of $1,000. The return on the investment is 0.00%.

Not all Equity Index Basket Linked Notes provide for principal protection, and investors in non-principal protected notes could lose some or all of their principal.This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

* The Notes are intended to be held to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the notes prior to maturity. The investor should be willing to hold the notes until maturity.

EQUITY LINKED INVESTMENT SOLUTIONS

Certain Risk ConsiderationsMarket Risk:The market value of the Notes may be affected by the volatility of the reference asset, the level, value or price of the reference asset at the time of the sale, changes in interest rates, the supply and demand of the Notes and a number of other factors. The principal may be fully exposed to any decline in the reference asset below the buffer percentage.The investor should be willing to hold the Notes until maturity. If the investor sells the Notes before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Notes prior to maturity may be substantially less than the amount originally invested in the Notes, depending upon, the level, value or price of the reference asset at the time of the sale.Credit of the Issuer:The types of Notes detailed in this free writing prospectus are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any partial, contingent or principal protection feature, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, the investor may not receive the amounts owed to them under the terms of the Notes.Liquidity:There may be little or no secondary market for the Notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Notes prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Notes to maturity. Price Volatility:Movements in the levels, values or prices of the reference assets or their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether their levels, values or prices of the reference assets will rise or fall during the term of the Notes. Changes in the levels, values or prices will determine the payment at maturity on the Notes. Therefore, these changes may result in a loss of the invested principal. As the Notes are linked to reference assets that may be unpredictable and volatile, we cannot guarantee that these changes will be beneficial to the investor, and therefore the investor may receive less than the amount he or she initially invested in the Notes.

Potential Conflicts Of Interests:In the case of the Barclays Capital Equity Linked Index Notes, Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.Barclays Capital’s Solution Sales team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We provide opportunities for returns that benefit and make sense for our clients. We deliver practical solutions, including:All Asset Classes and Structures Under One Roof SMPackaging complex ideas into simple and efficient publicly registered products Commitment to our clients: client service is the foundation for our success Earn Success with Additional Information Barclays CapitalBarclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest in any note issued by Barclays Bank PLC, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and any offering of notes. Buyers should rely upon the prospectus, the prospectus supplement and the relevant pricing supplement or free writing prospectus for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov as follows: Prospectus dated February 10, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm Prospectus Supplement dated February 10, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the relevant final pricing supplement or free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

For more inFormation please contact us at:Phone: 212 528 7198 email: SolutionsSalesamericas@barcap.comor visit us at Barx-is.com.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.Any offer or sale of a specific issuance of notes will only be made pursuant to a pricing supplement or free writing prospectus, which would include more complete descriptions of the risks associated with such notes. Investors should carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to information concerning the tax treatment of the investment, before investing. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has filed with the U.S. Securities and Exchange Commission (“SEC”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in any notes issued by Barclays Bank PLC.Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference asset, entity or index and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.“Barclays”, “Barclays Capital”, “Barclays Capital Q-BES IndexTM” and “All Asset Classes and Structures Under One Roof SM” are trademarks or servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange. © 2009, Barclays Bank PLC (All rights reserved). 18748

BARCLAYS CAPITAL

EARN SUCCESS EVERY DAY